EXHIBIT 21.1

Subsidiaries of Jones Soda Co.

•Jones Soda Co. (USA) Inc. – A wholly-owned subsidiary, incorporated in the State of Washington

•Jones Soda (Canada) Inc. – A wholly-owned subsidiary, incorporated in British Columbia